As filed with the Securities and Exchange Commission on October 23, 1998.

Registration No.  333-

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549
____________________

FORM S-8

REGISTRATION STATEMENT
Under
THE SECURITIES ACT OF 1933
_____________________

ABIOMED, INC.
(Exact Name of Registrant as Specified in Its Charter)

          Delaware		                       04-2743260
(State or Other Jurisdiction of	(IRS Employer Identification No.)
Incorporation or Organization)

33 Cherry Hill Drive, Danvers, Massachusetts 01923
(Address of Principal Executive Offices) (Zip Code)

ABIOMED, Inc.
1998 Equity Incentive Plan
(Full Title of Plan)

Philip J. Flink, Esq.
Brown, Rudnick, Freed & Gesmer
One Financial Center
Boston, Massachusetts 02111
(Name and Address of Agent for Service)

(617) 856-8200
(Telephone Number, Including Area Code, of Agent For Service)

CALCULATION OF REGISTRATION FEE

Title of Each Class of
Securities
To Be Registered

Amount To Be
Registered (3)
Proposed Maximum
Offering Price Per Unit
Proposed Maximum
Aggregate Offering Price

Amount of Registration
Fee
Preferred Share Purchase
Rights (1)

Common Stock, $.01
par value (2)

500,000 Rights


500,000 Shares
--- (4)


$9.157 (5)

--- (4)


$4,578,500 (5)
---


$ 1,272.82

(1)	The 500,000 Rights registered hereby represent one Right that may be issued in
connection with each share of Common Stock issuable upon exercise of options granted or to be granted under the ABIOMED, Inc. 1998 Equity Incentive Plan.

(2)	The Shares being registered hereunder include 500,000 shares that may be issued pursuant to the ABIOMED, Inc. 1998 Equity Incentive Plan.

(3)	Such presently indeterminable number of additional shares of Common Stock and Rights are also registered hereunder as may be issued in the event of a merger, consolidation, reorganization, recapitalization, stock dividend, stock split or other similar change in Common Stock.

(4)	The Rights are not separately transferable apart from the Common Stock, nor
are they exercisable until the occurrence of certain events. Accordingly, no independent value has been attributed to the Rights.

(5)	Estimated solely for the purpose of determining the registration fee pursuant to
Rule 457(c) under the Securities Act of 1933, as amended, on the basis of the average high and low prices for the Registrant's Common Stock on October 21, 1998, as reported by the Nasdaq National Market.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation Of Documents by Reference.

	The Registrant hereby incorporates by reference into this Registration Statement the following documents:

(a)	The Registrant's Annual Report on Form 10-K for the fiscal year ended March 31, 1998, filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the
"Exchange Act").

(b)	All other reports filed pursuant to Section 13(a) or 15(d) of the
Exchange Act since the end of the fiscal year covered by the Annual Report referred to in (a) above.

(c)	The description of the Registrant's Common Stock which is
contained in the Registrant's Registration Statement on Form 8-
A filed pursuant to Section 12 of the Exchange Act on June 11, 1987, and the description of the Rights which is contained in the Registrant's Registration Statement on Form 8-A filed pursuant to Section 12 of the Exchange Act on August 25, 1997, and all amendments thereto and reports filed for the purpose of updating such descriptions.

	All documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, subsequent to the date hereof and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed hereby incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein or in any subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement.

Item 4.	Description of Securities.

	Not Applicable.

Item 5.	Interests of Named Experts and Counsel.

	The validity of the Common Stock issuable upon exercise of options granted or to be granted under the ABIOMED, Inc. 1998 Equity Incentive Plan, and the Rights to be issued in connection with the Common Stock, has been passed upon for the Registrant by Brown, Rudnick, Freed & Gesmer, One Financial Center, Boston, Massachusetts 02111. A member of Brown,
Rudnick, Freed & Gesmer, counsel to the Registrant, is the Secretary of the Company.

Item 6.	Indemnification of Directors and Officers.

	Article 10 of the Registrant's Certificate of Incorporation eliminates the personal liability of directors of the Registrant or its stockholders for monetary damages for breach of fiduciary duty to the full extent permitted by Delaware law. Article 11 of the Registrant's By-laws provides that the Registrant may indemnify its officers and directors to the full extent permitted by the General Corporation Law of the State of Delaware. Section 145 of the General Corporation Law of the State of Delaware authorizes a corporation to indemnify directors, officers, employees or agents of the corporation in non-derivative suits if such party acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interest of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe this conduct was unlawful, as determined in accordance with the Delaware General Corporation Law.
Section 145 further provides that indemnification shall be provided if the party in question is successful on the merits or otherwise in the defense of any claim.

	The Registrant entered into indemnification agreements with each of its directors and anticipates that it will enter into similar agreements with future directors. Generally, these agreements attempt to provide the maximum protection permitted by Delaware law with respect to indemnification. The indemnification agreements provide that the Registrant will pay certain amounts incurred by a director in connection with any civil or criminal action or proceeding, specifically including actions by or in the name of the Registrant (derivative suits) where the individual's involvement is by reason of the fact that he is or was a director or officer. For directors, such amounts include, to the maximum extent permitted by law, attorney's fees, judgments, civil or criminal fines, settlement amounts and other expenses customarily incurred in connection with legal proceedings. Under the indemnification agreements, a director will not receive indemnification if the director is found not to have acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Company. The Registrant has also entered into similar agreements with certain of the Registrant's officers and top management personnel who are not also directors. The indemnification agreements with officers are slightly more restrictive. Generally, the indemnification agreements attempt to provide the maximum protection permitted by Delaware law with respect to indemnification of directors and officers.

	The effect of these provisions would be to permit such indemnification by the Registrant for liabilities arising under the Securities Act of 1933, as amended.

Item 7.	Exemption from Registration Claimed.

	Not Applicable.

Item 8.	Exhibits.

Number		Description


	4.1	Specimen Certificate of Common Stock - Filed as Exhibit 4.01 to
Registration Statement No. 33-14861 on Form S-1.*

	4.2	Restated Certificate of Incorporation of the Registrant - Filed as
Exhibit 3.1 to Registration Statement No. 333-36657 on Form S-3 (the
"1997 Registration Statement").*

	4.3	Certificate of Designations of Series A Junior Participating
Preferred
Stock - Filed as Exhibit 3.3 to the 1997 Registration Statement.*

	4.4	Restated By-laws of the Registrant - Filed as Exhibit 3(b) to the
Registrant's Annual Report on Form 10-K for the fiscal year ended
March 31, 1991.*

	4.5	Rights Agreement between the Registrant and BankBoston, N.A., as
Rights Agent dated as of August 13, 1997 (including Form of Right
Certificate attached thereto as Exhibit A) - Filed as Exhibit 4 to the Registrant's Current Report on Form 8-K, dated August 13, 1997.*

	5	Legal Opinion of Brown, Rudnick, Freed & Gesmer.

	23.1	Consent of Arthur Andersen LLP.

	23.2	Consent of Brown, Rudnick, Freed & Gesmer is included in their legal opinion filed as Exhibit 5 hereof.

	24	Power of Attorney (included on the signature page of this
Registration Statement).

	99.1	ABIOMED, Inc. 1998 Equity Incentive Plan - Filed as Exhibit 10 to
the Registrant's Quarterly Report on Form 10-Q for the quarter ended
September 30, 1998.*

______________

*	Not filed herewith.  In accordance with Rule 411 promulgated pursuant to the
Securities Act of 1933, as amended, reference is made to the documents previously filed with the Commission, which are incorporated by reference herein.

Item 9.	Undertakings.

(a)	The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by Section 10(a)(3) of the
Securities Act;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in this Registration Statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to
Section 13 or Section 15(d) of the Securities Exchange Act that are incorporated by reference in this Registration Statement.

(2)	That, for the purpose of determining any liability under the Securities
Act, each post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)	The undersigned Registrant hereby undertakes that, for purposes of determining
any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	Insofar as indemnification for liabilities arising under the Securities
Act may
be permitted to directors, officers and controlling persons of the Registrant pursuant to the Registrant's Restated Certificate of Incorporation, Restated By-Laws, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

	The Registrant. Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Danvers, Commonwealth of Massachusetts, on October 23, 1998.

			ABIOMED, INC.


			By: 	 /s/ David M. Lederman
			       David M. Lederman,
			       Chief Executive Officer and President

POWER OF ATTORNEY

	KNOW ALL MEN BY THESE PRESENTS, that the person whose signature appears below constitutes and appoints David M. Lederman and John F. Thero and each of them (with full power to each of them to act alone), his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their substitutes, may lawfully do or cause to be done by virtue hereof.

	Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.

Signature
Title
Date



/s/ David M. Lederman
David M. Lederman
Chairman and Chief Executive
Officer, President and Director
(Principal Executive Officer)
October 23, 1998



/s/ John F. Thero
John F. Thero
Vice President - Finance; Treasurer
and Chief Financial Officer
(Principal Financial and Accounting
Officer)
October 23, 1998




Desmond H. O'Connell, Jr.
Director




/s/ John F. O'Brien
John F. O'Brien
Director
October 23, 1998



/s/ Henri A. Termeer
Henri A. Termeer
Director

October 23, 1998




/s/ Dr. W. Gerald Austen
Dr. W. Gerald Austen
Director

October 23, 1998



/s/ Paul B. Fireman
Paul B. Fireman
Director

October 23, 1998

Exhibit Index


Number
Description
Reference

4.1
Specimen Certificate of Common Stock - Filed as Exhibit
4.01 to Registration Statement No. 33-14861 on Form S-
1.*




4.2
Restated Certificate of Incorporation of the Registrant -
Filed as Exhibit 3.1 to Registration Statement No. 333-
36657 on Form S-3 (the "1997 Registration Statement").*




4.3
Certificate of Designations of Series A Junior
Participating Preferred Stock - Filed as Exhibit 3.3 to the
1997 Registration Statement.*




4.4
Restated By-laws of the Registrant - Filed as Exhibit 3(b) to the Registrant's Annual Report on Form 10-K for the fiscal year ended March 31, 1991.*




4.5
Rights Agreement between the Registrant and BancBoston,
N.A., as Rights Agent dated as of August 13, 1997
(including Form of Right Certificate attached thereto as Exhibit A) - Filed as Exhibit 4 to the Registrant's Current
Report on Form 8-K, dated August 13, 1997.*




5
Legal Opinion of Brown, Rudnick, Freed & Gesmer.




23.1
Consent of Arthur Andersen LLP.




23.2
Consent of Brown, Rudnick, Freed & Gesmer is included in their legal opinion filed as Exhibit 5 hereof.




24
Power of Attorney (included on the signature page of this Registration Statement).




99.1
ABIOMED, Inc. 1998 Equity Incentive Plan.  Filed as
Exhibit 10 to the Registrant's Quarterly Report on Form
10-Q for the quarter ended September 30, 1998.*





______________________

? Not filed herewith. In accordance with Rule 411 promulgated pursuant to the Securities Act of 1933, as amended, reference is made to the documents previously filed with the Commission, which are incorporated by reference herein.

Exhibit 5
				October 23, 1998



ABIOMED, Inc.
33 Cherry Hill Drive
Danvers, Massachusetts 01923

RE:  Registration Statement on Form S-8

Ladies and Gentlemen:

	We are general counsel to ABIOMED, Inc., a Delaware corporation (the "Corporation"). We have been asked to deliver this opinion in connection with the preparation and filing with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Act"), of a Registration Statement on Form S-8 (the "Registration Statement") relating to 500,000 shares of the Corporation's Common Stock, $.01 par value (the "Shares"), and 500,000
Rights, as defined below. The Rights are issuable pursuant to that certain Rights Agreement, dated as of August 13, 1997 (the "Rights Agreement"), providing, in effect, for the delivery of a right (a "Right"), along with each share of Common Stock issued by the Corporation. This opinion letter, together with Schedule A attached hereto (this "Opinion Letter"), is being rendered in connection with the filing of the Registration Statement.

	The Shares are issuable upon the exercise of options granted or to be granted pursuant to the Corporation's 1998 Equity Incentive Plan (the "Plan").

	In connection with this Opinion Letter, we have examined and are familiar with originals or copies, certified or otherwise identified to our satisfaction, of the following documents (collectively, the "Documents"):

1. A copy of the Restated Certificate of Incorporation of the Corporation as in effect on the date hereof, including the Certificate of Designations of Series A Junior Participating Preferred Stock;

2. A copy of the Restated By-laws of the Corporation as in effect on the date hereof;

3. The corporate records of the Corporation relating to the proceedings of the directors of the Corporation with regard to the issuance of the Shares;

4. The Plan;

5. A letter of recent date from Boston Equiserve, L.P., the Company's transfer agent, as to the issued and outstanding shares of the Company's Common Stock, $.01 par value per share;

6. The Rights Agreement; and

7. The Registration Statement.

	We have assumed, for the purposes of our opinion herein, that any conditions to the issuance of the Shares under the Plan have been or will be satisfied in full.

	We have, without independent investigation, relied upon the representations and warranties of the various parties as to matters of objective fact contained in the Documents.

	In addition, this Firm, in rendering legal opinions, customarily makes certain assumptions which are described in Schedule A hereto. In the course of our representation of the Company in connection with the preparation of the Registration Statement, nothing has come to our attention which causes us to believe reliance upon any of these assumptions is inappropriate, and, with your concurrence, the opinions hereafter expressed are based upon those assumptions. The Enumerated Party referred to in Schedule A is the Company.

	We have not made any independent review or investigation of orders, judgments, rules or other regulations or decrees by which the Company or any of its property may be bound, nor have we made any independent investigation as to the existence of actions, suits, investigations or proceedings, if any, pending or threatened against the Company.

	With your concurrence, our opinion hereafter expressed is based solely upon (1) our review of the Documents, (2) discussions with those of our attorneys who have devoted substantive attention to the preparation of the Registration Statement, and (3) such review of published sources of law as we have deemed necessary.

	Our opinions contained herein are limited to the laws of the Commonwealth of Massachusetts, the General Corporation Law of the State of Delaware and the Federal law of the United States of America.

	We express no legal opinion upon any matter other than those explicitly addressed below, and our express opinion therein contained shall not be interpreted to be an implied opinion upon any other matter.

	Based upon and subject to the foregoing, we are of the opinion that the Shares have been duly authorized and, when issued and paid for in accordance with the terms and conditions of the Plan, the Shares will be validly issued, fully paid, and non-assessable. The Rights have been duly authorized and, when issued in accordance with the terms of the Rights Agreement, will be validly issued, fully paid and non-assessable.

	We hereby consent to the reference to this firm in the Registration Statement and to the filing of this opinion as Exhibit 5 to the Registration Statement.

		Very truly yours,

		BROWN, RUDNICK, FREED & GESMER, P.C.

		By:    /s/ Philip J. Flink
			Philip J. Flink, a member duly authorized

PJF:SRL:MSG

SCHEDULE A

BROWN, RUDNICK, FREED & GESMER
STANDARD ASSUMPTIONS


	In rendering legal opinions, Brown, Rudnick, Freed & Gesmer makes certain customary assumptions described below:

1.	Each natural person executing any of the Documents has sufficient legal capacity to enter into such Documents.

2.	Each Document is accurate, complete and authentic, each original is authentic, each copy conforms to an authentic original and all signatures are genuine.

3.	All official public records are accurate, complete and properly indexed and filed.

4.	There has not been any mutual mistake of fact or misunderstanding, fraud, duress, or undue influence by or among any of the parties to the Documents.

5.	The conduct of the parties to the Documents has complied in the past and will comply in the future with any requirement of good faith, fair dealing and conscionability.

6.	The Enumerated Party will obtain all permits and governmental approvals required in the future and take all actions similarly required relevant to its performance of its obligations under the Documents.

7.	All parties to or bound by the Documents will act in accordance with, and will refrain from taking any action that is forbidden by, the terms and conditions of the Documents.

8.	There are no agreements or understandings among the parties to or bound by the Documents, and there is no usage of trade or course of prior dealing among such parties, that would define, modify, waive, or qualify the terms of any of the Documents.

Exhibit 23.1

CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS

As independent public accountants, we hereby consent to the incorporation by reference in this registration statement of our report dated April 27, 1998 included in ABIOMED, Inc.'s Form 10-K for the year ended March
31, 1998 and to all references to our Firm included in this registration statement.


/s/ ARTHUR ANDERSEN LLP


Boston, Massachusetts
October 22, 1998